                                                                      EXHIBIT 12

                              STATEMENT SETTING FORTH COMPUTATION OF RATIO OF PROFIT TO FIXED CHARGES
                                                 (Millions of dollars)(Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
                                                     Q1        Q1
                                                    2000      1999      1999      1998      1997      1996     1995
                                                   ------    ------    ------    ------    ------    ------    ------
Net profit                                           $ 38      $ 35      $128      $112      $ 94      $ 76      $ 65

Add:
  Provision for income taxes                           21        20        75        67        53        40        39

Deduct:
  Equity in profit of partnerships                      1        --        (2)       (3)       (3)       (2)       (1)
                                                   ------    ------    ------    ------    ------    ------    ------


Profit before taxes                                  $ 58      $ 55      $201      $176      $144      $114      $102
                                                   ======    ======    ======    ======    ======    ======    ======

Fixed charges:
  Interest on borrowed funds                         $160      $132      $569      $502      $367      $315      $298
  Rentals at computed interest*                         1         1         5         4         3         3         2
                                                   ------    ------    ------    ------    ------    ------    ------

Total fixed charges                                  $161      $133      $574      $506      $370      $318      $300
                                                   ======    ======    ======    ======    ======    ======    ======

Profit before taxes plus fixed charges               $219      $188      $775      $682      $514      $432      $403
                                                   ======    ======    ======    ======    ======    ======    ======

Ratio of profit before taxes plus
  fixed charges to fixed charges                     1.36      1.41      1.35      1.35      1.39      1.36      1.34
                                                   ======    ======    ======    ======    ======    ======    ======

*Those portions of rent expense that are representative of  interest cost.